EXHIBIT 23.4



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
           ________________________________________________________

We consent to the use in the Prospectus constituting part of this Registration Statement on Pre-Effective Amendment No. 1 to Form S-1 of our report dated June 22, 2005 on the statement of financial condition of DB Commodity Index Tracking Fund as of June 16, 2005, our report dated June 22, 2005 on the statement of financial condition of DB Commodity Index Tracking Master Fund as of June 16, 2005 and our report dated June 22, 2005 on the statement of financial condition of DB Commodity Services LLC, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.




/s/ KPMG LLP

New York, New York
June 22, 2005